Exhibit C

Schedule of Transactions in Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

09/05/2025	Common Stock, par value $0.01 per share		5,000	$4.49
09/08/2025	Common Stock, par value $0.01 per share		17,065	$4.57
09/09/2025	Common Stock, par value $0.01 per share		10,000	$4.62
09/10/2025	Common Stock, par value $0.01 per share		394	$4.70
09/11/2025	Common Stock, par value $0.01 per share		5,000	$4.66
09/15/2025	Common Stock, par value $0.01 per share		15,529	$4.60
09/16/2025	Common Stock, par value $0.01 per share		1,419	$4.65
09/17/2025	Common Stock, par value $0.01 per share		5,100	$4.66
09/18/2025	Common Stock, par value $0.01 per share		5,000	$4.70
09/19/2025	Common Stock, par value $0.01 per share		10,872	$4.80
09/22/2025	Common Stock, par value $0.01 per share		25,611	$5.10
09/23/2025	Common Stock, par value $0.01 per share		7,353	$5.41
09/24/2025	Common Stock, par value $0.01 per share		1,759	$5.42